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CANDELA CORPORATION
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On October 20, 2009, Candela Corporation held a live telephonic conference call and webcast to report its financial results for its first fiscal quarter ended September 26, 2009. The transcript from the live conference call and webcast is as follows:

FINAL TRANSCRIPT CLZR - Q1 2010 Candela Corp. Earnings Conference Call Event Date/Time: Oct. 20. 2009 / 9:00PM GMT THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

CORPORATE PARTICIPANTS Jerry Puorro Candela Corp. - President, CEO Bob Quinn Candela Corp. - CFO CONFERENCE CALL PARTICIPANTS Anthony Vendetti Maxim Group - Analyst Dalton Chandler Needham & Company - Analyst Anup Mehta Canaccord Adams - Analyst PRESENTATION Operator Good day, ladies and gentlemen, and welcome to the Candela Corporation First Quarter Fiscal Results. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will follow at that time. If anyone should require assistance during the program, please press star then zero on your touchtone telephone. As a reminder, this program is being recorded. I would now like to introduce your host for today's program, Jerry Puorro, President and CEO. Jerry Puorro - Candela Corp. - President, CEO Thank you. Good evening, everybody. As always, we appreciate your calling in to our quarterly call. Here with me is Bob Quinn, the Company's Senior Vice President of Finance, Chief Financial Officer and Treasurer. Bob is going to review the requisite Safe Harbor statement and then go over the financials for the quarter. Then I have some very, very brief comments, following which we'll be happy to take your questions. Bob? Bob Quinn - Candela Corp. - CFO Good afternoon. In addition to historical information contained in this call, we'll discuss forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the future success of the business, marketing, technology strategies, future market opportunities, and the future market acceptance of and demand for the Company's products. The Company's future actual results could differ materially from the forward-looking statements discussed or implied because of risks or uncertainties including, but not limited to those risks identified in the press release issued earlier today, and those other factors discussed from time to time in the Company's periodic reports filed with the Securities & Exchange Commission. Results for the quarter were as follows -- revenue for the quarter was $26.2 million versus $26.7 million for the same quarter last year. This resulted in a net loss of $3.6 million, or $0.16 per share compared to a net loss of $4 million, or $0.18 per share for the same quarter last year. The revenue split this quarter geographically is 35% US and 65% international compared to 33% and 67% international last year. The customer mix this quarter was 64% core and 36% noncore. The product line split this quarter is 40% service and 60% laser-related compared to 36% service to 64% laser-related for the same period last year. 1 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FINAL TRANSCRIPT Oct. 20. 2009 / 9:00PM, CLZR - Q1 2010 Candela Corp. Earnings Conference Call

The revenue mix and erosion of ASPs resulted in an overall gross margin of approximately 35% this quarter compared to 39% a year earlier. This is broken down as product-related margins of 38% and service margins of 31% compared to last year's product line margins of 49% and service margins of 21%. The service margin improved again this quarter and is reflective of the work that has been performed to improve the product reliability. And, as I said earlier, ASPs have decreased approximately 5% year-over-year. Legal and related expense this quarter were approximately $2.5 million compared to $3.1 million last year. The expense this quarter related primarily to the pending merger activity, while the expense last year related primarily to the Palomar litigation activity. Key factors related to our balance sheet -- we maintain a strong cash position with $26 million in cash. As for accounts receivable, our DSO was at 107, which is higher than we would like but in line with the same quarter last year, and inventory levels continue to come more in line with our expectations as we reduced the levels by approximately $1 million this quarter. Jerry Puorro - Candela Corp. - President, CEO Thank you, Bob. Well, since we last spoke in August, as you know, we have announced our pending merger with Syneron. As we said at the time, we think the resulting company will be a leader in both product portfolio and distribution channels and capabilities. Further, the combined R&D pipeline is rich with new products and applications. As the recession abates, we believe our combined shareholders will be rewarded, as the upside value potential becomes apparent to investors. Turning to Palomar litigation, there are no material updates with respect to same. Two shareholder lawsuits have been filed in the Massachusetts state court against Candela and its board relating to the proposed merger with Syneron. The lawsuits claim that the board breached its fiduciary duties because the price and process of the transaction are allegedly unfair and seek, among other things, to enjoin the merger and mandate disclosure of information in connection with the shareholder vote of the transaction. We will have no further comment on either the Palomar litigation or the shareholder lawsuits. And, with that, Operator, we will take questions. QUESTIONS AND ANSWERS Operator Certainly. (Operator Instructions) Anthony Vendetti, Maxim Group. Anthony Vendetti - Maxim Group - Analyst I wanted to just get an update on the cellulite product. I know that that was pushed out a little bit. Do you have any update on that? And then if you could talk about, just in very broad terms, where you see the opportunities over the next couple of years in terms of the development pipeline? 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FINAL TRANSCRIPT Oct. 20. 2009 / 9:00PM, CLZR - Q1 2010 Candela Corp. Earnings Conference Call

Jerry Puorro - Candela Corp. - President, CEO Well, in terms of cellulite, specifically as it relates to just Candela, as you remember, we had pushed it out. We originally said by the end of the calendar year, and we said -- we saw some slippage there and pushed it into the earlier part of 2010. As part of the merger activities, we're going to look at all of the product positioning and product rationalization, and we have been for the past five weeks at various integration teams. And there are a number of products that the Syneron folks have related to body shaping, and so on. So we need to position our cellulite product in that and, in due course, we'll be talking to people about the positioning. There's an awful lot of shows coming up -- there's IMCAS in January, and AAD in March, and ASLMS is in April, where we'll be telling people more about how we position not only the products that are in the market together but the products that are in each other's pipelines together. Other than that, I don't want to talk about specificity of R&D pipelines right now, okay? Anthony Vendetti - Maxim Group - Analyst Yes, that's fair, that's fair. Can you talk, Jerry, just a little bit about -- since you said you spent about five weeks in the integration process already -- can you talk about how that's going, what you've learned in the integration process, and is it ahead of schedule? Is it moving kind of as you expected? Any insights you could share would be great. Jerry Puorro - Candela Corp. - President, CEO Well, it is very, very positive. M&A transactions, historically, are really, really hard to do and difficult, and I'm sure there are skeptics out there, given that one firm is Israeli and the other firm is a US-based firm. Shimon Eckhouse and I have been in this industry over two decades together. We've known each other, and we're trying to -- and Lou Scafuri, as well, was in the industry for years. So the leadership is trying to permeate down through the organizations. The attitude of working together towards all the same goals that we at the top have established or would like this to look like in a couple of years, and we've put together a number of integration teams for every single discipline, and they are working well together. In fact, they are here in Massachusetts for two days this week for what we're calling "Readiness Reports" by each of the teams to see how ready they are for all of our timelines. I can share with you a little bit of interesting data -- we brought in Price Waterhouse to help us facilitate this process, and we had them do a study on about 3,000 customers in the field, and what we found -- that of the 3,000 customers, there were only 181 who both had -- that had a Candela and a Syneron. And that didn't surprise us, it just confirmed what we thought we already knew, and that was -- when I looked at our last report, we never saw Syneron. And when Lou looked at his last report, he never saw Candela, and that's because we've been addressing the core; they have been addressing the noncore. Well, that is very heartening -- that there isn't going to be any bastardization of product lines. In fact, there is going to be some terrific complementary and cross-selling opportunities as we go forward. So -- in general, I would tell you that this is everything we thought it would be. It's on schedule. We're all very excited about the product portfolio, the R&D pipeline, and, as you know already, the distribution channel combination is pretty compelling. Anthony Vendetti - Maxim Group - Analyst Yes. Just quickly on just the market situation right now for the quarter. I know this is the most difficult quarter, seasonally -- the weakest quarter for the industry, and this is your fiscal first quarter, which exacerbates that to some extent. But can you talk just 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FINAL TRANSCRIPT Oct. 20. 2009 / 9:00PM, CLZR - Q1 2010 Candela Corp. Earnings Conference Call

about what you're seeing in the market in terms of demand? And then if you can talk about the credit markets -- whether you're seeing that stabilize at all or loosen up at all at this point? Jerry Puorro - Candela Corp. - President, CEO Well, the three quarters prior to the one we announced today, as you know, we saw incremental -- modest, yet incremental, growth at the top line. The quarter we announced today is actually flat to last year. They're both $26 million and change. So we think, at least from where we sit at Candela, that it has bottomed out, and it's on its way back in a modest sense. As for the credit markets, it isn't much better, quite frankly. There's still difficulty getting credit. Us and the competition all have different plans to help overcome that, but it's still tough. I haven't seen it from Candela, and I know at a couple of other companies that I invested in, in other industries, they -- it doesn't appear as though the credit markets have really loosened up in any measure of substance. Operator Dalton Chandler, Needham & Company. Dalton Chandler - Needham & Company - Analyst Good afternoon. I'm sorry, could you just repeat the split between core and noncore and equipment and service? Bob Quinn - Candela Corp. - CFO Between core and noncore is 64% core, and then service was 60-40 -- 40% service. Jerry Puorro - Candela Corp. - President, CEO That's a large service component. Dalton Chandler - Needham & Company - Analyst Yes, it is. So -- with regard to the pricing pressure you said you're seeing -- is it across the board or is it in particular product categories or applications? Bob Quinn - Candela Corp. - CFO It's across the board, basically. Jerry Puorro - Candela Corp. - President, CEO Oh, year-over-year, it's 5%? 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FINAL TRANSCRIPT Oct. 20. 2009 / 9:00PM, CLZR - Q1 2010 Candela Corp. Earnings Conference Call

Bob Quinn - Candela Corp. - CFO Right, it's approximately 5% year-over-year. The good news is we haven't seen, in the last few quarters, it has tailed off. We're not seeing dramatic changes in quarter-to-quarter -- consecutive quarters, that is. Dalton Chandler - Needham & Company - Analyst Are you seeing it internationally as well as domestically? Bob Quinn - Candela Corp. - CFO We are seeing some impact internationally, yes. Operator Anup Mehta, Canaccord Adams. Anup Mehta - Canaccord Adams - Analyst I was just wondering, has there been any change in the salesforce internationally over the last quarter or any change in -- I guess, in the message since the merger was announced? Jerry Puorro - Candela Corp. - President, CEO No, not at all. As you know, I know you have started following some of the companies in this space. We have had very strong distribution channels and a large footprint internationally for a while. That hasn't changed. Operator Thank you. Once again, ladies and gentlemen, if you have a question at this time, please press star then 1. I am not showing any further questions. Jerry Puorro - Candela Corp. - President, CEO All right, thank you. Thank you all for calling in. We'll keep you apprised as we progress towards closing the transaction with Syneron. Thank you again. Operator Thank you, ladies and gentlemen, for your participation in today's conference. This does conclude the program. You may now disconnect. Good day. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FINAL TRANSCRIPT Oct. 20. 2009 / 9:00PM, CLZR - Q1 2010 Candela Corp. Earnings Conference Call

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IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the combination of Syneron Medical Ltd. and Candela Corporation pursuant to an Agreement and Plan of Merger (the “Merger”), Syneron Medical Ltd. will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4, which will include a proxy statement of Candela Corporation and a prospectus of Syneron Medical Ltd. and other relevant materials in connection with the proposed transactions.  Candela Corporation will file the same proxy statement/prospectus with the SEC as well as mail it to Candela Corporation stockholders.  Investors and security holders are urged to read the proxy statement/prospectus and the other relevant material when they become available because these materials will contain important information about Candela Corporation, Syneron Medical Ltd. and the proposed transaction.  The proxy statement/prospectus and other relevant materials (when they become available), and any and all documents filed with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, free copies of the documents filed with the SEC by Candela Corporation will be available on the investor relations portion of Candela Corporation’s website at www.candelalaser.com.  Free copies of the documents filed with the SEC by Syneron Medical Ltd. will be available on the investor relations portion of Syneron Medical Ltd.’s website at www.syneron.com.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

Candela Corporation, Syneron Acquisition Sub, Inc., Syneron Medical Ltd. and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Candela Corporation in connection with the Merger.  Information about executive officers and directors of Candela Corporation and their ownership of Candela Corporation common stock is set forth in Candela Corporation’s proxy statement, which was filed with the SEC on November 12, 2008 and is supplemented by other public filings made, and to be made, with the SEC.  Information about executive officers and directors of Syneron Medical Ltd. is set forth in Syneron Medical Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 24, 2009 and is supplemented by other public filings made, and to be made, with the SEC.  Investors and security holders may obtain additional information regarding the direct and indirect interests of Candela Corporation, Syneron Acquisition Sub, Inc., Syneron Medical Ltd. and their respective executive officers and directors in the Merger by reading the proxy statement/prospectus and the other filings and documents referred to above.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between Candela Corporation and Syneron Medical Ltd., including, without limitation, the expected timetable for completing the transaction, statements related to the anticipated consummation of the proposed combination of Candela Corporation and Syneron Medical Ltd., management of the combined company, the benefits of the proposed combination, the future financial performance of Syneron Medical Ltd. after the proposed combination, and any other statements regarding future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability of each of Candela Corporation and Syneron Medical Ltd. to satisfy the closing conditions and consummate the transaction, including obtaining the approval of the transaction by Candela Corporation’s stockholders; the risk that the businesses may not be integrated successfully; the risk that the transaction may involve unexpected costs or unexpected liabilities; the risk that synergies from the transaction may not be fully realized or may take longer to realize than expected; the risk that disruptions from the transaction make it more difficult to maintain relationships with customers, employees, or suppliers; and the other risks set forth in Candela Corporation and Syneron Medical Ltd.’s most recent Annual Report on Form 10-K and Form 20-F, respectively, as well as the other factors described in the filings that Candela Corporation and Syneron Medical Ltd. make with the SEC from time to time.  If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Candela Corporation and Syneron Medical Ltd.’s actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, the statements in this document reflect the expectations and beliefs of Candela Corporation and/or Syneron Medical Ltd. as of the date of this document.  Candela Corporation and Syneron Medical Ltd. anticipate that subsequent events and developments will cause their expectations and beliefs to change.  However, while Candela Corporation and Syneron Medical Ltd. may elect to update these forward-looking statements publicly in the future, they specifically disclaim any obligation to do so.  The forward-looking statements of Candela Corporation and/or Syneron Medical Ltd. do not reflect the potential impact of any future dispositions or strategic transactions, including the Merger, that may be undertaken.  These forward-looking statements should not be relied upon as representing Candela Corporation or Syneron Medical Ltd.’s views as of any date after the date of this document.